Exhibit 10.27.9

PARIS RE

39, rue du Colisée

75008 Paris

A 1’attention de Mme Florence ANGLADE

Paris La Défense, le 17 novembre 2009

ANNULE ET REMPLACE COURRIER DU 12 NOVEMBRE 2009

Objet:    Extension d’un an de la durée de la Facility Letter de 150 MUSD consentie le 21 janvier 2009.

Madame,

Nous avons le plaisir de vous confirmer notre accord suite à votre demande datée du 12/08/2009 pour proroger de 12 mois à compter du 21/01/2010 la durée de la Facility Letter mentionnée en objet.

Sauf indication contraire, les termes définis dans la Facility Letter ont la même definition que ceux employés dans la présente lettre.

La date d’échéance finale de la Facility Letter (« Extended Final Maturity Date ») est désormais fixée au 21/01/2011.

Nous vous prions d’agréer, Madame, l’expression de nos sentiments distingués

Anne PAGOT	Anne CHATELET
Corporate Banker	Branch Manager

/s/ Anne Pagot	/s/ Anne Chatelet

Siége social: 9, quai du Président Paul Doumer - 92920 Paris La Défense Cedex

Téléphone: 33 1 41 89 00 00 - Télex: INSU X 699600F - Adr. Swift BSUIFRPP. - www.calyon.com

DENOMINATION SOCIALE: CALYON - SOCIETE ANONYME AU CAPITAL DE EUR 6.055.504.839 - SIREN 304 187 701 RCS NANTERRE - CCP PARIS 669-03 83

Exhibit 10.27.10

PARIS RE

39, rue du Colisée

75008 Paris

Attn: Ms. Florence Anglade

Paris La Défense, November 17, 2009

THIS LETTER CANCELS AND SUPERSEDES THE LETTER DATED NOVEMBER 12, 2009

Re: One-year extension of the term of the Facility Letter for USD 150 million granted on January 21, 2009.

Dear Ms. Anglade:

We are pleased to confirm our consent to your request dated August 12, 2009 to extend the term of the above-referenced Facility Letter for 12 months beginning January 21, 2010.

Unless otherwise stated, the terms defined in the Facility Letter have the same definitions as those in this letter.

The final maturity date of the Facility Letter (“Extended Final Maturity Date”) is now set for January 21, 2011.

Yours truly,

Anne PAGOT	Anne CHATELET
Corporate Banker	Branch Manager

/s/ Anne Pagot	/s/ Anne Chatelet

Registered office: 9, quai du Président Paul Doumer – 92920 Paris La Défense Cedex

Tel.: +33 1 41 89 00 00 – Telex: INSU X 699600F – Swift address BSUIFRPP. – www.calyon.com

NAME OF CORPORATION: CALYON – FRENCH SOCIÉTÉ ANONYME WITH CAPITAL OF EUR 6,055,504,839 –

SIREN 304 187 701

NANTERRE COMMERCIAL REGISTRATION NUMBER (RCS) – CCP PARIS 669-03 83

PARIS RE

39 Rue du Colisée

75008 Paris

France

Paris la Défense, January 21, 2009

Dear Sirs,

USD 150 million Committed Standby Letter of Credit Facility

We, CALYON (the “Bank”) are pleased to advise PARIS RE (the “Applicant”) of the Bank’s agreement to place at the disposal of the Applicant the following Committed Standby Letter of Credit Facility.

1.	Facility

The Bank will, under the terms and conditions set out in this letter (the “Facility Letter”), make available through its New-York Branch to the Applicant, USD 150 million (ONE HUNDRED AND FIFTY MILLION DOLLARS of the United States of America) in a form of standby irrevocable letters of credit and for a one (1) year period from the execution of this Facility Letter.

2.	Purpose

The Facility will be available for (i) refinancing the existing bilateral letters of credit facility dated December 28th 2007 (the “Existing Facility”) between the Applicant and the Bank which is in existence on the signing date of this Facility Letter and for (ii) general corporate purposes of the Applicant. The Applicant acknowledges and agrees that the Bank shall not be obliged to concern itself with the application of amounts raised under this Facility Letter.

By the signing of this Facility Letter and as an exception to Article 3 of the Existing Facility, the Applicant and the Bank terminate the Existing Facility. Being understood that this termination does not affect the Applicant’s reimbursement obligations as stated in the Article 3 of the Existing Facility.

For avoidance of doubt:

(i) the commitment amount of this Facility Letter (the “Commitment Amount”) corresponds to USD 150 million (ONE HUNDRED AND FIFTY MILLION DOLLARS of the United States of America);

(ii) the non utilised amount (the “Unused Commitment Amount”) corresponds to the difference between the Commitment Amount and the letters of credit issued and outstanding (“Total Amount of outstanding Letters of Credit”).

3.	Availability

(a)	The Facility shall be available for the issuance in favour of beneficiaries (each a “Beneficiary”) by order and for the account of the Applicant of standby letters of credit (each a “Letter of Credit”) which will be either denominated (i) in US Dollars in favour of US beneficiaries, substantially in the form attached hereto as Exhibit B, or (ii) subject to the conditions set forth in Clause 3 (d) below, in US Dollars, Euros or Sterling pounds, substantially in the form attached hereto as Exhibit C. Letters of Credit may be issued during the period from and including the date hereof to, but excluding the Final Maturity Date.

Date.

(b)	Each Letter of Credit will have a twelve months duration from its issuing date. Subject to Extension Request as mentioned in Clause 11 (b) “Extension Option” of this Facility Letter, each Letter of Credit may be automatically extended for a new period of up to twelve months from the Letter of Credit initial expiry date (together, the initial expiry date of a Letter of Credit and an anniversary date thereof being called the “Expiry Date”) (i) unless at least sixty (60) days prior to any Expiry Date the Bank has notified the Applicant in writing that the Letter of Credit will not be renewed for any such additional period and (ii) unless at least sixty (60) days prior to any Expiry Date the Applicant notify the Bank in writing that the Applicant do not wish the Letter of Credit to be renewed for any such additional period. In the case (i) and (ii) a notice of cancellation will be sent to the Beneficiary at least sixty (60) days (or ninety (90) days with the prior written consent of the Bank) prior to the Expiry Date of the Letter of Credit.

(c)	Subject to satisfaction of all the conditions precedent hereinafter set forth to request the issuance of a Letter of Credit (or any amendment of an outstanding Letter of Credit), the Applicant shall send to the Bank a written request with reference to this Facility Letter and Repayment Agreement specifying the effective date of issuance, the amount, the currency, the Beneficiary and the Expiry Date. The Bank shall receive at its counters in Paris (France) such written request at least five (5) Business Days (a “Business Day” means a day on which banks are simultaneously open for business in Paris (France) and New York (USA)) before the effective date of issuance of or of amendment to, as the case may be, the requested Letter of Credit. The Bank shall verify that the request has been issued in accordance with the Applicant’s Authorised Signatory List as amended from time to time, a copy of which is attached as Exhibit D to this Facility Letter, in accordance with Clause 5 (Conditions Precedent) hereinafter.

(d)	Letters of Credit issued in accordance with Clause 3 (a) (ii), which may be denominated in US Dollars, Euros or Sterling pounds, may be issued in favour of Beneficiaries other than US Beneficiaries and may be subject to and governed by the laws of another state than the State of New York or the laws of another country than the United States of America. Letters of Credit subject to and governed by the laws of another state than the State of New York or the laws of France, England or Germany will be issued by the Bank upon written request by the Applicant. Letters of Credit subject to and governed by the laws of another country than the laws of the United States of America, France, England or Germany may be issued subject to the Bank’s prior written consent, which consent shall not be withheld or delayed unreasonably.

4.	Letter of Credit Fees

(a)	Non-utilisation Fee

The Applicant shall pay to the Bank, in arrears, a quarterly commitment fee per annum on a daily Unused Commitment Amount from and including the date of execution of this Facility Letter to and including the date of termination of the Facility Letter which, in consideration of and pursuant to Section 7 - Security - of the Facility Letter will be of:

Rating S&P of the Applicant	Non utilisation Fee
AAA	non utilisation fee: 4 bp
AA+/AA	non utilisation fee: 5 bp
AA-/A+	non utilisation fee: 7 bp
A/A-	non utilisation fee: 10 bp
BBS+	non utilisation fee: 20 bp

(b)	Utilisation Fee

The Applicant shall pay to the Bank, in arrears, a quarterly utilisation fee per annum on the amount of each Letter of Credit outstanding, calculated on the actual number of days elapsed on the basis of a year of 360 days which, in consideration of and pursuant to Section 7 - Security - of the Facility Letter will be of:

Rating S&P of the Applicant	Utilisation Fee
AAA	utilisation fee: 12 bp
AA+/AA	utilisation fee: 20 bp
AA-/A+	utilisation fee: 28 bp
A/A-	utilisation fee: 35 bp
BBB+	utilisation fee: 50 bp

(c)	Issuance Fee

For each Letter of Credit issuance request, the Applicant shall pay to the Bank Eur 500.

(d)	Drawing Fee

For each Letter of Credit drawing request, the Applicant shall pay to the Bank Eur 100.

(e)	Amendment Fee

For each Letter of Credit amendment request, the Applicant shall pay to the Bank Eur 200.

(f)	Cancellation Fee

For each Letter of Credit cancellation request, the Applicant shall pay to the Bank Eur 200.

In each case, VAT (value added tax) shall be added (if applicable) and be payable by the Applicant.

5.	Conditions Precedent

The Facility will become available to the Applicant upon receipt by the Bank of the following documents, at the latest on the signing date, each in form and substance satisfactory to the Bank:

(a)	the duplicate of this Facility Letter duly signed by the Applicant’s authorised officers;

(b)	a copy of the Applicant’s Authorised Signatory List;

(c)	the Indemnity Agreement (in the form attached in Exhibit A) duly signed by the Applicant’s authorised officers;

(d)	a copy of the Applicant’s Bye-Laws; and

(e)	an extract from the French Company register (“extrait Kbis”) regarding the Applicant.

6.	Representations and Warranties

The Applicant hereby represents and warrants to the Bank as at the date hereof (and shall be deemed to repeat such representations and warranties on each occasion that the issuance of or an amendment to a Letter of Credit is requested) as follows:

(a)	each of the execution, delivery and performance by the Applicant of this Facility Letter (including any request of issuance of, or of amendment to the Letter of Credit) and the Indemnity Agreement has been duly authorised by all necessary corporate action and does not conflict with or results in a default or breach under its documents of incorporation, any provision of law or regulation to which it is subject, or any agreement to which it is a party; and

(b)	this Facility Letter and the Indemnity Agreement constitute valid and legally binding obligations of the Applicant enforceable by the Bank against the Applicant in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally, or by general principles of equity; and

(c)	No authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Facility Letter and the Indemnity Agreement; and

(d)	The most recently published audited non-consolidated financial statements of the Applicant as of the end of and for such fiscal year furnished to the Bank are complete and give a true and fair view of the financial condition of the Applicant. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied in France; and

(e)	No Event of Default (as such events or circumstances are defined in article 12 hereunder) or potential Event of Default has occurred and is continuing.

7.	Security

Prior to the notification by the Applicant to the Bank of a written request in accordance with section 3. – Availability - of this Facility Letter requesting the issuance by the Bank of a Letter of Credit, the Applicant, in the view of securing its payment obligations under this Facility Letter and as a condition of utilisation of the Facility, irrevocably undertakes to grant to the bank a first rank pledge over an amount of cash (“nantissement de solde de compte” attached as Exhibit E) which will represent 30% of the Total Amount of outstanding Letters of Credit and completed by a first rank pledge over securities - Govies and Agencies - (“Charge over Custody Accounts” attached as Exhibit F) of 20% of the Total Amount of outstanding Letters of Credit.

8.	Reimbursement and Indemnity

The reimbursement and indemnity obligations of the Applicant (the “Indemnity Agreement”) are stated in the Indemnity Agreement attached as Exhibit A to this Facility Letter which shall form integral part of this Facility Letter.

9.	Default Interest

If the Applicant fails to pay any amount hereunder (whether of principal, interest or otherwise and including sums payable by virtue of the provisions of this clause), the Bank will be entitled to charge the Applicant default interest on such amount from the date of such failure up to the date of actual payment, determined by the Bank to be:

(a)	1% (one percent); plus

(b)	overnight USD LIBOR or in the event LIBOR is not available, other equivalent overnight borrowing rate.

Such default interest to be payable on the last day of each period so selected.

Any interest on any overdue sums of interest shall be automatically capitalised if they are due for twelve (12) months and shall bear interest at a rate determined pursuant to the preceding paragraph.

10.	Information

The Applicant shall supply to the Bank, as soon as available, its audited financial statements for each financial year.

The Bank may reasonably request further information regarding the financial condition, business and operations, provided that the Applicant shall have the right upon justification, to refuse to provide such information.

If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the signing date of this Facility Letter; or (ii) any change in the status of the Applicant after the signing date of this Facility Letter obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Applicant shall promptly upon the request of the Bank procure the supply of such documentation.

11.	Duration

(a)	This Facility Letter is granted on a committed basis for a one (1) year period. The date which is one (1) year after the signing date of this Facility Letter will be called the “Final Maturity Date”.

(b)	Extension option: The Applicant may, no later than 120 days before the Final Maturity Date, by written notice to the Bank, request an extension of the Facility Letter from the Final Maturity Date to a further period of one (1) year (the “Extended Final Maturity Date”). If the Applicant requests an extension of the Facility Letter, the Bank shall, within 90 days after the receipt of this request and at is absolute discretion; either,

(i) notify the Applicant of its decision to accept an extension of the Facility Letter for a further period of one (1) year; or

(ii) decline such request and the Facility Letter will be cancelled at the Final Maturity Date.

(c)	Notwithstanding the Final Maturity Date or the Extended Final Maturity Date (as the case may be), if as a consequence of the automatic extension of any Letters of Credit, the Expiry Date would be a date later than the Final Maturity Date or the Extended Final Maturity Date (as the case may be), then the Bank will notify the Beneficiary (within the notice period specified in the Letter of Credit) prior to the Expiry Date that the Letter of Credit will not be renewed in order to avoid the automatic extension of the Expiry Date of the Letter of Credit.

(d)	At the Final Maturity Date or at the Extended Final Maturity Date (as the case may be) or following receipt of notice of termination as stated in this Facility Letter:

(i)	any outstanding Letters of Credit will be cancelled on their respective Expiry Date, provided notice to cancel has been given to the beneficiary of the Letter of Credit and to the Applicant within the notice period specified in the Letter of Credit;

(ii)	from (and including) the Final Maturity Date or the Extended Final Maturity Date (as the case may be) of the Facility Letter, the Applicant shall not request the Bank to, and the Bank shall not, issue any new Letter of Credit or amend any outstanding Letter of Credit;

(iii)	the terms and conditions of this Facility Letter and of the Indemnity Agreement shall survive until any Letter of Credit is outstanding and until full repayment of any amount which is due or may become due under this Facility Letter and the Indemnity Agreement.

(e)	Voluntary cancellation. The Applicant may without indemnity or penalty cancel the whole or any part (if a part in a minimum amount of USD 10,000,000) of the Unused Commitment Amount by giving to the Bank a written notice stating the amount and the date, fifteen (15) Business Days prior to the effective date requested for the voluntary cancellation.

Any amount so cancelled may not be reinstated unless otherwise decided by the Parties.

12.	Events of Default

If any one of the following events occurs,

(i)	failure by the Applicant to pay any sum due under this Facility Letter or under the Indemnity Agreement, within ten (10) Business Days after having received notice of such non payment from the Bank and/or

(ii)	the Applicant has commenced proceedings, including without limitation mandat ad hoc or conciliation with a view to resolving financial difficulties under articles L611-1 to L611-15 of the French Code de Commerce, or made any formal declaration of bankruptcy, declaration of cessation of payments (déclaration de cessation des paiements) or any formal statement to the effect that it is insolvent or likely to become insolvent; or a judgement for sauvegarde, redressement judiciaire, cession totale de I’entreprise or liquidation judiciaire is entered in relation to client under articles L620-1 to L670-8 of the French Code de Commerce (or any analogous procedure) or a case, proceeding or other action shall be commenced under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or its debts; or

(iii)	any representations and warranties herein shall prove to have been incorrect in any respect when made or deemed to be made; provided that if such breach of representation and warranty may be cured, the Applicant shall have failed to cure such breach within thirty (30) days after written notice requiring such breach to be remedied has been given to the Applicant by the Bank; or

(iv)	The Applicant shall fail to pay any financial indebtedness (excluding debt evidenced by this Facility Letter) for an amount in excess of EUR 150 million when due and such failure shall continue for a period of at least 30 days after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or

(v)	Ownership: if PARIS RE Holdings Limited ceases to own directly or indirectly more than 51% of the share capital and/or voting rights in the Applicant, and after the Bank giving a 90 days prior notice to the Applicant, or

(vi)	Unlawfulness: if it becomes unlawful for the Applicant to perform its obligations under the Facility; or

(vii)	Security Interests: any Security Interest created in accordance with section 7 of the Facility is not or ceases to be in full force and effect, or the Applicant does not fully comply with any provisions contained in a Security Document it entered into in accordance with section 7 of the Facility Agreement to which it is a party.

If an event of default occurs and is continuing, the Bank may by notice to the Applicant:

(a)	cancel its commitment hereunder to issue or amend Letters of Credit; and/or

(b)	notify each of the Beneficiaries immediately that the Letter of Credit will not be renewed in order to avoid the automatic extension of the Expiry Date thereof;

(c)	declare that all Letters of Credit then in effect, are deemed payable on Beneficiary’s demand;

(d)	in case 12 (vii) request in order to secure the payment of each outstanding Letters of Credit a pledge of such amount of cash or securities acceptable to the Bank. The Applicant undertakes to execute and deliver to the Bank all documentation (in form and substance satisfactory to the Bank) and do all things necessary to perfect the charge over the pledged assets.

If an event of default occurs and is continuing within a sixty (60) days delay prior to the Expiry Date, preventing the Bank from proceeding with the Notification to the Beneficiaries in accordance with paragraph (b) thereof and pursuant to the terms of the Letter of Credit as set forth in Appendix B (“Form of Stand By Letter of Credit”), the Applicant irrevocably and definitely undertakes to hold harmless and to indemnify at first demand the Bank of any and all consequences of the automatic extension of the Expiry Date thereof.

13.	Costs, Expenses and Taxes

The Applicant agrees to pay upon presentation of the relevant written justification all reasonable costs and expenses of the Bank, including reasonable fees and expenses of counsel, in connection with the enforcement against it of this Facility Letter and of the Indemnity Agreement and the protection of the Bank’s rights hereunder, including any bankruptcy, insolvency and other enforcement proceedings with respect of the Applicant. In addition, the Applicant shall pay within a reasonable time, upon presentation of the relevant written justification, any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filling and recording of this Facility Letter, the Indemnity Agreement and the Letters of Credit, and agrees to save the Bank harmless from and against such and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

14.	Assignment

This Facility Letter and the Indemnity Agreement shall inure to the benefit of, and shall be enforceable by the Bank and its respective successors and assigns. The Applicant may not assign its rights or benefits under this Facility Letter without the prior written consent of the Bank, which consent shall not be withheld or delayed unreasonably. The Bank may assign any of its rights under this Facility Letter and the Indemnity Agreement to any branch or banking licensed affiliate of the Bank, provided such bank or branch is (i) authorized under US laws and regulations to issue letters of credit and (ii) included in the NAIC list of approved Banks. If the Bank wishes to assign its rights or benefits under this Facility Letter and the Indemnity Agreement to a third party, the consent of the Applicant will be required. Such consent shall not be withheld or delayed unreasonably.

15.	Governing Law and Jurisdiction

This Facility Letter shall be governed by, and construed in accordance with French law. By execution and delivery of this Facility Letter and the Indemnity Agreement, the Bank and the Applicant hereby irrevocable submit to and accept unconditionally the non-exclusive jurisdiction of the courts of Paris (France).

It is acknowledged and agreed that:

(a)	Except as stated in Clause 15 (b), Letters of Credit are subject to and governed by the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) (the “UCP”) and to the extent not inconsistent therewith, the laws of the State of New York. In the event of any conflict between the UCP and the laws of the State of New York, the UCP will prevail. Any dispute arising out of these Letters of Credit or their performance shall be brought before the US federal courts of the Southern District of New York (with the waiver of jury trial). The submission to the jurisdiction referred to above shall not limit the Bank’s right to take proceedings against the Beneficiary in courts of any other competent jurisdiction.

(b)	By exception to Clause 15 (a), Letters of Credit may be issued in accordance with the procedure set forth in Clause 3 (d), which will be subject to and governed by the laws of another state than the State of New York or another country than the United States of America. These Letters of Credit will be subject to and governed by the UCP and the laws of their respective jurisdiction and in the event of any conflict between the UCP and the laws of the jurisdiction, the UCP will prevail. Any dispute arising out of these Letters of Credit or their performance shall be brought before the competent courts of their respective jurisdiction (with the waiver of jury trial, if applicable). The submission to the jurisdiction shall not limit the Bank’s right to take proceedings against the Beneficiary in courts of any other competent jurisdiction.

Each party hereby elects domicile at the following address:

For the Applicant:	39, rue du Colisée 75008 PARIS

For the Bank:	9, quai du Président Paul Doumer 92920 – Paris La Défense Cedex - France

For and on behalf of CALYON

Signature:	/s/ B. Bourbonnaud	Signature:	/s/ Anne Pagot
Name:	B. Bourbonnaud	Name:	Anne Pagot

Accepted and Agreed on January 21 2009 For and on behalf of PARIS RE

Signature:	/s/ Jean-Luc Gourgeon
Name:	Jean-Luc Gourgeon